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ERBITUX™ (Cetuximab) RECEIVES FDA APPROVAL TO TREAT IRINOTECAN
REFRACTORY OR INTOLERANT METASTATIC COLORECTAL CANCER

First-of-its-Kind Antibody Approved for Use in Combination with Irinotecan and As a Single Agent

NEW YORK, N.Y. & PRINCETON, N.J.—February 12, 2004—ImClone Systems Incorporated (Nasdaq: IMCL) and Bristol-Myers Squibb Company (NYSE: BMY) announced today that the U.S. Food and Drug Administration (FDA) has approved ERBITUX™ (Cetuximab) Injection for use in combination with irinotecan in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are refractory to irinotecan-based chemotherapy and for use as a single agent in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are intolerant to irinotecan-based chemotherapy. The effectiveness of ERBITUX is based on objective response rates. Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX. The Companies intend to make ERBITUX commercially available to patients within two weeks.

"The approval of ERBITUX is a defining moment for ImClone Systems and, more importantly, represents a new option for colon cancer patients," stated Daniel S. Lynch, Chief Executive Officer of ImClone Systems. "We share this achievement with our partners, Bristol-Myers Squibb and Merck KGaA, and our dedicated employees who worked diligently together and with the FDA to obtain approval for ERBITUX. This approval is especially meaningful for patients with metastatic colorectal cancer and their physicians because they now have a first-of-its-kind therapeutic with which to fight this deadly disease."

"Bringing ERBITUX to market reaffirms our long-held commitment to deliver innovative oncology medicines to patients in need," said Peter R. Dolan, Chairman and Chief Executive Officer, Bristol-Myers Squibb. "That commitment will continue as we proceed with the ERBITUX clinical development program, and explore this important new therapy in a range of other types of EGFR-expressing cancers."

"The Colon Cancer Alliance is excited about new therapies that will provide additional treatment options to patients with advanced colon cancer, and ERBITUX may make a difference for these patients," said Kevin Lewis, Chairman of the Colon Cancer Alliance.

The FDA submission included data from a randomized two-arm Phase II clinical study conducted by Merck KGaA evaluating ERBITUX as a single agent and the combination of ERBITUX and irinotecan in 329 patients with EGFR-expressing metastatic colorectal cancer who were refractory to irinotecan-based chemotherapy. The findings showed that ERBITUX given in combination with irinotecan (n=218) had an objective response rate of 22.9 percent, a median duration of response of 5.7 months and a median time to disease progression of 4.1 months. Results of the ERBITUX single agent treatment group (n=111) showed a 10.8 percent objective response rate, a median duration of response of 4.2 months and a median time to disease progression of 1.5 months.

Results from two single arm studies showed that ERBITUX given in combination with irinotecan (n=138) had an objective response rate of 15 percent and a median duration of response of 6.5 months. Results of the ERBITUX™ single agent study (n=57) showed a 9 percent objective response rate and a median duration of response of 4.2 months.

"Cetuximab validates the concept that non-chemotherapeutic molecular drugs are active in the treatment of colorectal cancer," said Howard Hochster, MD, Professor of Medicine, New York University School of Medicine. "It adds a new dimension in the treatment of this disease and allows oncologists new options for treating patients that have this disease when irinotecan-based chemotherapy is no longer effective or tolerated."

Approval of Contract Manufacturer, Withdrawal and Resubmission of ImClone Systems' Manufacturing Facility

ImClone Systems and Bristol-Myers Squibb also announced today that the FDA has approved Lonza Biologics' manufacturing facility. ERBITUX inventory previously produced at Lonza Biologics' facility will serve as supply for the initial demand for ERBITUX.

ImClone Systems has withdrawn its manufacturing facility (BB36) from the Chemistry, Manufacturing and Controls (CMC) section of its Biologics License Application (BLA) and submitted today a CMC supplemental BLA for licensure of the facility. Based on Prescription Drug User Fee Act (PDUFA) guidelines, the FDA has four months from the submission date to take action on the CMC supplemental BLA filing. The withdrawal and resubmission followed a request from the FDA for information on a larger group of patients treated with drug supplied from BB36 to confirm previously submitted safety data from that facility. This information has been collected from the Company's Phase II ERBITUX single agent study of patients with EGFR-expressing refractory metastatic colorectal cancer (IMCL-0144). The CMC supplemental BLA includes the previously withdrawn BB36 CMC section, as well as information on the larger group of patients.

Subject to licensure of BB36 within the PDUFA timetable, ImClone Systems and Bristol-Myers Squibb believe they can meet full commercial demand for ERBITUX on an ongoing basis.

In June 2002, the FDA authorized ERBITUX manufactured at BB36 for investigational use, and the companies will continue to utilize this supply in ongoing and planned clinical trials. In addition, Swissmedic approved ERBITUX manufactured at BB36 for commercial use in Switzerland in December 2003, in addition to a European manufacturing site (Boehringer Ingelheim).

About ERBITUX (Cetuximab)

ERBITUX is a first-of-its-kind antibody approved for use in combination with irinotecan in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are refractory to irinotecan-based chemotherapy and for use as a single agent in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are intolerant to irinotecan-based chemotherapy. ERBITUX binds specifically to epidermal growth factor receptor (EGFR, HER1, c-ErbB-1) on both normal and tumor cells, and competitively inhibits the binding of epidermal growth factor (EGF) and other ligands, such as transforming growth factor-alpha. The EGFR is constitutively expressed in many normal epithelial tissues, including the skin and hair follicle. Over-expression of EGFR is also detected in many human cancers including those of the colon and rectum.

Important Safety Information

Severe infusion reactions, rarely fatal and characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, and hypotension, have occurred (3%) with the administration of ERBITUX. Most reactions (90%) are associated with the first infusion of ERBITUX.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of patients receiving ERBITUX™.

Dermatologic toxicities, including acneform rash (12% grade 3-4), skin drying and fissuring, and inflammatory or infectious sequelae (e.g. blepharitis, cheilitis, cellulitis, cyst) were reported. Sun exposure may exacerbate these effects.

Other serious adverse events associated with ERBITUX in clinical trials were fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX plus irinotecan, 2% receiving monotherapy) and diarrhea (6% in patients receiving ERBITUX plus irinotecan, 0% with monotherapy).

Additional common adverse events seen in patients receiving ERBITUX plus irinotecan (n=354) or ERBITUX monotherapy (n=279) were acneform rash (88%/90%), asthenia/malaise (73%/49%), diarrhea (72%/28%), nausea (55%/29%), abdominal pain (45%/25%), vomiting (41%/25%), fever (34%/33%) and constipation (30%/28%).

Patients should be screened for EGFR expression using immunohistochemistry (IHC) to determine if they are appropriate candidates for treatment with ERBITUX. ERBITUX is also being studied in earlier stages of colorectal cancer, as well as in other types of cancer that express the EGF receptor.

Full prescribing information is available upon request, or at www.ERBITUX.com.

About Colorectal Cancer

In the U.S., approximately 148,000 people are diagnosed with cancer of the colon or rectum every year. Half of these patients have metastatic disease, or cancer that has spread to other organs, at the time of diagnosis. EGFR is expressed in up to 77 percent of colorectal cancer tumors. Colorectal cancer is the third leading cause of cancer death in the U.S.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company's three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems' headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company's ability to control or predict. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with completing pre-clinical and clinical trials of the company's compounds that demonstrate such compounds' safety and effectiveness; manufacturing losses and risks associated therewith; obtaining additional financing to support the company's operations; obtaining and maintaining regulatory approval for such compounds and complying with other governmental regulations applicable to the company's business; obtaining the raw materials necessary in the development of such compounds; consummating and maintaining collaborative arrangements with corporate partners for product development; achieving milestones under collaborative arrangements with corporate partners; developing the capacity to manufacture, market and sell the company's products, either directly or with collaborative partners; developing market demand for and acceptance of such products; competing effectively with other pharmaceutical and biotechnological products; obtaining adequate reimbursement from third party payers; attracting and retaining key personnel; legal costs and the outcome of outstanding legal proceedings and investigations including but not limited to our investigations pertaining to withholding tax issues; complying with covenants in the indenture for the company's Convertible Subordinated Notes and with the terms of other contractual obligations; obtaining patent protection for discoveries and risks associated with commercial limitations imposed by patents owned or controlled by third parties. For further information on factors which could impact the company and the statements contained in this news release, reference should be made to the company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

About Bristol-Myers Squibb

Bristol-Myers Squibb is dedicated to the discovery, development and exhaustive exploration of innovative cancer fighting therapies designed to extend and enhance the lives of patients living with cancer. More than 40 years ago, Bristol-Myers Squibb built a unified vision for the future of cancer treatment. With expertise, dedication and resolve, that vision led to the development of a diverse global portfolio of anti-cancer therapies that are an important cornerstone of care today. Hundreds of scientists at Bristol-Myers Squibb's Pharmaceutical Research Institute are studying ways to improve current cancer treatments and identify better, more effective medicines for the future.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, governmental regulations and legislation, patent positions and litigation. For further details and a discussion of these risks and uncertainties, see the company's Securities and Exchange Commission filings, including the company's 2002 annual report on Form 10-K. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Media and Investor Contacts:

Andrea Rabney Corporate Communications ImClone Systems Incorporated Tel: (646) 638-5058 Andrea.Rabney@imclone.com	Tracy Furey Corporate Affairs Bristol-Myers Squibb Tel: (609) 252-3208 Tracy.Furey@bms.com	Susan Walser Investor Relations Bristol-Myers Squibb Tel: (212) 546-4631 Susan.walser@bms.com
or
Jason Farber Corporate Communications ImClone Systems Incorporated Tel: (646) 638-5063 Jason.Farber@imclone.com	Kathy Baum Corporate Affairs Bristol-Myers Squibb Tel: (609) 252-4227 Kathy.Baum@bms.com	John Elicker Investor Relations Bristol-Myers Squibb Tel: (212) 546-3775 john.elicker@bms.com
or
Stefania Bethlen Corporate Communications/IR ImClone Systems Incorporated Tel: (646) 638-5058 Stefania.Bethlen@imclone.com	Brian Henry Corporate Affairs Bristol-Myers Squibb Tel: (609) 525-3337 brian.henry@bms.com